Exhibit 10.1

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because the omitted information is not material and is the type that Ace Green treats as private or confidential. The redaction of such information is indicated by [***].

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of April [   ], 2026, by and among Athena Technology Acquisition Corp. II, a Delaware corporation (the “Company”), Ace Green Recycling, Inc., a Delaware corporation (the “Target”), and the purchaser identified on the signature pages hereto (including its successors and assigns, the “Purchaser”).

WHEREAS, on December 4, 2024, the Company, Project Atlas Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and the Target entered into a Business Combination Agreement (as amended on March 19, 2026 and on April 18, 2026 and as may be further amended and/or amended and restated, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge (the “Merger”) with and into the Target, whereupon the separate corporate existence of Merger Sub will cease and the Target will be the surviving company and continue in existence as a wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth therein (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”);

WHEREAS, in connection with the Business Combination, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company, the Target and the Purchaser agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Beneficial Ownership Limitation” means a beneficial ownership cap applicable to conversions and exercises under the Certificate of Designation and the Warrants that is elected and may be adjusted by the applicable holder in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, including customary 61-day effectiveness for any increase.

“Board of Directors” means the board of directors of the Company.

“Business Combination” shall have the meaning ascribed to such term in the recitals.

“Business Combination Agreement” shall have the meaning ascribed to such term in the recitals.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Delaware, in the form of Exhibit A attached hereto, as revised prior to Closing to include the Exempt Issuance provisions described in Section 4.15, and the Beneficial Ownership Limitation mechanics consistent with Section 4.16.

“Class A Common Stock” means the shares of Class A common stock of the Company, par value $0.0001 per share.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Shares” means an aggregate of 1,000,000 shares of Common Stock issuable to the Purchasers at Closing as additional consideration for the Purchasers’ participation in the transactions contemplated hereby, allocated as follows: (i) [***] shares to [***] and (ii) [***] shares to [***].

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby; (ii) the taking of any action required by this Agreement or any Transaction Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any investor pursuant to a Series A SPA, or any investor in any PIPE Investment, in each case who is not [***] or an Affiliate of [***], under this Agreement or other similar agreement related to financing the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Company Party” means the Company and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that such Person directly or indirectly Controls, and “Control” has the meaning set forth in Rule 405 under the Securities Act.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID- 19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion of the shares of Preferred Stock purchased pursuant to this Agreement in accordance with the terms of the Certificate of Designation.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(i).

“Effective Date” means the first date on which (a) the initial Registration Statement has been declared effective by the Commission registering the resale of all of the Underlying Shares or (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements).

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with a Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” has the meaning set forth in Section 4.15.

“FAR” shall have the meaning ascribed to such term in Section 3.3(j)(iv).

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Generative AI” means any type of AI/ML that can be used to create, produce or generate outputs (including text, images, video, audio, code or synthetic data), including from or based on prompts or inputs.

“Governmental Authority” means any federal, state, local, foreign government or other governmental, quasi-governmental, regulatory or administrative authority, body, instrumentality, department, board, bureau or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (private or public).

“Government Bid” means any quotation, bid or proposal by a Target Company that is outstanding and in effect as of the date hereof, which if accepted or awarded, would lead to a prime contract with a Governmental Authority, or to a subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Governmental Authority.

“Government Contract” means any Contract, grant, basic ordering agreement, letter contract, or order between a Target Company, on the one hand, and (i) any Governmental Authority, (ii) another Person under such other Person’s prime contract with a Governmental Authority, or (iii) any higher tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand, for which the period of performance has not expired or terminated, or final payment has not been received, or which remain open to audit as of the date of this Agreement.. Unless otherwise indicated, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Government-Furnished Items” shall have the meaning ascribed to such term in Section 3.3(j)(xv).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Income Taxes” means income, capital gains, franchise, and similar Taxes.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including: (i) all United States and foreign patents and patent applications, patent disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues or foreign counterparts of any of the foregoing; (ii) all United States, international and foreign trade names, trade dress, trademarks, service marks, logos or internet domain name registrations, social media usernames, handles, and similar identifiers, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) all United States, international, and foreign copyrights (whether registered or unregistered), original works of authorship (including Software and all rights therein), copyrightable works, together with all registrations and applications relating thereto (“Copyright”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Interim Target Financials” shall have the meaning ascribed to such term in Section 3.3(f)(i).

“IT Assets” technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation.

“Knowledge” means, with respect to the Target, the actual knowledge of the individuals set forth on Section 10.01-C of the Target Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Losses” means losses, liabilities, obligations, claims, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation.

“MFC-PRC Representation” shall have the meaning ascribed to such term in Section 3.3(j)(v).

“Net Short Position” means, with respect to a Person and at any time, the difference (if greater than zero) between (x) the number of shares of Common Stock underlying such Person’s Short Sales or other synthetic short or short-equivalent positions (including total-return swaps, options or derivative transactions that provide an equivalent short economic exposure to the Common Stock, whether settled in cash or kind) and (y) the number of shares of Common Stock then owned by such Person or for which such Person then holds a net long position (including a “delta-adjusted” long position in any derivative security based on the Common Stock), in each case as determined under Rule 200 of Regulation SHO under the Exchange Act and related guidance.

“NIST” shall have the meaning ascribed to such term in Section 3.3(j)(iv).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions, generally with license, maintenance, support and other fees of less than $100,000 per year.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Issue Discount” or “OID” means twenty percent (20%).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Target Software, all Target Registered IP and all other Intellectual Property required to be set forth in Section 3.3(n)(i) of the Target Disclosure Letter.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under any Transaction Document or (f) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agents” means Cantor Fitzgerald, L.P..

“PIPE Investment” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Preferred Bidder Status” shall have the meaning ascribed to such term in Section 3.3(j)(i).

“Preferred Stock” means the 12.0% Series A Cumulative Convertible Preferred Stock having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Purchaser Party” means the Purchaser and the Purchaser’s directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons. “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the Purchaser and the other parties thereto, in the form of Exhibit B attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by the Purchaser as provided for in the Registration Rights Agreement.

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceedings” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants (assuming for this purpose, an exercise price equal to the Floor Price) and conversion in full of all shares of Preferred Stock (assuming for this purpose, a conversion price equal to the Floor Price and taking into account PIK Dividends for a period of at least three years following the Closing Date), subject to and giving effect to any applicable beneficial ownership limitations, exchange caps (including the 9.99% rule), or other binding conversion or exercise restrictions set forth in the Transaction Documents, and in no event exceeding the maximum number of shares that may legally be issued under the Company’s certificate of incorporation and applicable law.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive economic sanctions maintained by OFAC (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“SBA” shall have the meaning ascribed to such term in Section 3.3(j)(xviii).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(m).

“Securities” means the shares of Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A SPAs” means this Agreement together with the other securities purchase agreements, dated as of the date hereof for the Purchaser and the investors named in such other agreements to purchase Preferred Stock and Warrants.

“Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Software” means any and all (i) computer software, firmware and computer programs and applications, including all source code, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, and methodologies, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, related to any of the foregoing and all software modules, tools and databases; and (ii) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”).

“Sponsor” means Athena Technology Sponsor II, LLC, a Delaware limited liability company.

“Stated Value” means $12.00 per share of Preferred Stock.

“Stock Exchange” means either The Nasdaq Stock Market LLC or the New York Stock Exchange (or any successors to any of the foregoing). “Subscription Amount” shall mean the aggregate amount to be paid for the shares of Preferred Stock and the Warrants purchased hereunder pursuant to the terms of this Agreement as set forth across from the Purchaser’s name on Schedule A hereto in U.S. dollars and in immediately available funds.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Benefit Plans” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Target or any Subsidiary of the Target for the benefit of any current or former employee or other individual service provider of the Target or any Subsidiary of the Company, or with respect to which the Target or any Subsidiary of the Target has any Liability, whether direct or indirect, whether actual or contingent, whether formal or informal, and whether legally binding or not (other than a multiemployer plan within the meaning of Section 3(37) of ERISA or any plan or program that is sponsored solely by a Governmental Authority and to which the Target or any Subsidiary of the Target is required to contribute pursuant to applicable Law).

“Target Companies” means the Target and its subsidiaries.

“Target Equity Incentive Plan” means the Ace Green Recycling Inc. 2021 Long-Term Incentive Plan.

“Target IP” means any and all Intellectual Property currently owned, licensed, used or held for use by the Target Companies.

“Target IP Licenses” means Intellectual Property licenses, sublicenses and other agreements or permissions.

“Target Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Target Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Target Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Target Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Target and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of the Business Combination Agreement, this Agreement or any other Transaction Document and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Target Disclosure Letter, or (j) any action taken by, or at the request of, the Company; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Target Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Target Options” means each option to purchase equity securities of the Target, in each case, granted pursuant to the Target Equity Incentive Plan.

“Target Party” means each Target Company and each of their respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls any Target Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Target Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Third-Party Datasets” shall have the meaning ascribed to such term in Section 3.3(n)(ix).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transactions” means each of the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the Conversion Shares, the Warrant Shares and the Commitment Shares.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchaser at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE 2

PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, a number of shares of Preferred Stock with an aggregate Stated Value as set forth opposite the Purchaser’s name on Schedule A hereto, and Warrants as determined pursuant to Section 2.2(a). Not later than 10:00 am Eastern Time on the date two business days prior to the date on which the Closing will occur (and the conditions thereto will be satisfied) (the “Closing Date”), the Company shall provide written notice on signed Company letterhead (which may be via email) to the Purchaser (the “Closing Notice”) that (i) all closing conditions pursuant to the Business Combination Agreement (as determined by the parties to the Business Combination Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination pursuant to the Business Combination Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the transactions contemplated hereby) and (ii) this Agreement (as determined by the parties to this Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the Closing pursuant to this Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the Business Combination), have been met and that such date is the Closing Date, which Closing Notice shall contain the Flow of Funds Letter (as defined below) with the Company’s wire instructions for the Company’s operating account. For clarity, the aggregate Stated Value of the Preferred Stock issued to the Purchaser at Closing shall equal the Purchaser’s Subscription Amount divided by (1 - the Original Issue Discount), such that, by way of illustration only, a Subscription Amount of $8,000,000 results in an aggregate Stated Value of $10,000,000 (reflecting 20% OID). The number of shares of Preferred Stock shall be the quotient of such aggregate Stated Value divided by the Stated Value per share.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) a certificate evidencing (or reasonable evidence of issuance by book entry, as applicable, of) a number of shares of Preferred Stock with an aggregate Stated Value as set forth opposite the Purchaser’s name on Schedule A hereto, registered in the name of the Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Delaware;

(ii) a Warrant registered in the name of the Purchaser to purchase up to a number of shares of Common Stock equal to 150% of the total number of shares of Common Stock into which the Purchaser’s shares of Preferred Stock are convertible on the date of Closing, with an exercise price equal to $12.00, subject to adjustment as set forth therein;

(iii) the Registration Rights Agreement duly executed by the Company;

(iv) evidence of the board of directors of the Company has duly adopted resolutions authorizing the adoption and filing of the Certificate of Designation;

(v) evidence of the filing and acceptance of the amended and restated certificate of incorporation of the Company (or certificate of amendment thereto), in the form set forth in the Business Combination Agreement, with the Secretary of State of Delaware; and

(vi) evidence of the issuance of the Commitment Shares, allocated [***] shares to [***] and [***] shares to [***], as additional consideration for the Purchasers’ participation in the transactions contemplated hereby.

(b) On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company, the following:

(i) the Registration Rights Agreement duly executed by the Purchaser;

(ii) the Purchaser’s counter-signature to the Warrant described in Section 2.2(a)(iv); and

(iii) the Purchaser’s Subscription Amount.

2.3 Closing Conditions.

(a) The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i) all conditions precedent to the closing of the Business Combination set forth in Article VIII of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination pursuant to the Business Combination Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the transactions contemplated hereby), and the closing of the Business Combination shall be scheduled to occur concurrently with the Closing;

(ii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(iii) the Common Stock shall have been approved for listing on a Trading Exchange, and such approval shall not have been withdrawn, conditioned or suspended; and

(iv) the Commitment Shares shall have been duly issued by the Company and shall be issued and outstanding in the name of the applicable Purchaser, free and clear of all Liens (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws).

(b) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i) except as otherwise provided under Section 2.3(b)(ii), all representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Purchaser of each of the representations, warranties and agreements of the Purchaser contained in this Agreement as of the Closing Date, but without giving effect to consummation of the Business Combination, or as of such earlier date, as applicable;

(ii) the representations and warranties of the Purchaser contained in Section 3.2 of this Agreement shall be true and correct at all times on or prior to the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Purchaser of such representations and warranties;

(iii) the Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iv) the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(c) The obligation of the Purchaser to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Purchaser of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Agreement as of the Closing Date, but without giving effect to the consummation of the Business Combination, or as of such earlier date, as applicable;

(ii) the board of directors of the Company shall have duly adopted resolutions authorizing the adoption and filing of the Certificate of Designation;

(iii) the amended and restated certificate of incorporation of the Company (or certificate of amendment thereto), in the form set forth in the Business Combination Agreement, shall have been duly filed with and accepted by the Secretary of State of Delaware and shall be in full force and effect;

(iv) the Certificate of Designation shall have been duly filed with and accepted by the Secretary of State of Delaware and shall be in full force and effect;

(v) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(vi) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in any SEC Reports filed by the Company or other documents submitted or furnished to the SEC by the Company on or prior to the date hereof, or on or prior to the Closing Date, as applicable, and provided that no representation or warranty by the Company shall apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the Company in connection with any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company (collectively, the “Company SEC Guidance”), nor shall any correction, amendment, revision or restatement of the Company’s financial statements due wholly or in part to the Company SEC Guidance or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by the Company, the Company represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) The Company (i) is validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) As of the Closing Date, the Securities will be duly authorized and, when issued, paid for and delivered in accordance with the applicable Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents (as adopted on the Closing Date) or the laws of its jurisdiction of incorporation.

(c) This Agreement and the other Transaction Documents has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Target and the Purchaser of this Agreement and the other Transaction Documents to which they are a party and the due authorization, execution and delivery of the same by all other parties to any Transaction Document, this Agreement and the other Transaction Documents shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(d) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the issuance and sale of the Securities hereunder, the compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the Organizational Documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to the Registration Rights Agreement, (iii) filings required by the Commission, (iv) filings required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) filings and approvals required to consummate the Business Combination as provided under the Business Combination Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not have a Company Material Adverse Effect

(f) Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g) Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Company to the Purchaser.

(h) Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

(i) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(j) Except as would not reasonably be expected to be material to the Company, the Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(k) As of the Closing Date, the Common Stock will be eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The Company’s Transfer Agent is a participant in DTC’s Fast Automated Securities Transfer Program.

(l) As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates or arises from the topics referenced in the Company SEC Guidance, and any restatement, revision or other modification to the SEC Reports (including any financial statements contained therein) relating to or arising from the Company SEC Guidance shall not be deemed material noncompliance for purposes of this Agreement or the other Transaction Documents.

(m) As of the date hereof, the authorized share capital of the Company is 2,000,000,000 shares of Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Ordinary Shares, the “Common Stock”) and 1,000,000 shares of preferred stock, par value of $0.0001 (the “Preferred Stock”). As of the date hereof and prior to giving effect to the Closing and the Business Combination: (i) 2,000,000 shares of Common Stock, no shares of Class B Common Stock and no shares of Preferred Stock Preference Shares were issued and outstanding and (ii) 12,687,500 public warrants and 476,875 private placement warrants to purchase shares of our Class A Common Stock to be forfeited upon the consummation of an initial business combination (together “Outstanding Warrants”), were issued and outstanding. All (A) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights and (B) Outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to the Business Combination Agreement, there are no outstanding options or other rights to subscribe for, purchase or acquire from the Company any shares of Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the Business Combination Agreement, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Business Combination Agreement. Except as described in the SEC Reports, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.

(n) The issued and outstanding Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “ATEK.” Except as set forth in the SEC Reports or as contemplated by the Business Combination Agreement: (i) there is no suit, Action, Proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Common Stock or prohibit or terminate the listing of the Class A Common Stock on the Stock Exchange and (ii) the Company has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act. Upon consummation of the Business Combination, the shares of Common Stock are expected to be registered under the Exchange Act and listed for trading on the Stock Exchange.

(o) To the knowledge of the Company, the Company is not, and immediately after receipt of payment for the Securities and consummation of the Business Combination, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p) Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(q) The Company’s accounting firm is WithumSmith+Brown, PC. To the knowledge and belief of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(r) There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(s) The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(t) The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation with the requisite power and authority to enter into and perform its obligations under the Transaction Documents.

(b) Each Transaction Document to which it is a party has been duly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery of the same by the Company, each Transaction Document to which the Purchaser is a party shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(c) The execution, delivery and performance of the Transaction Documents, including the purchase of the Securities hereunder, the compliance by the Purchaser with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) the Organizational Documents of the Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents, including the purchase of the Securities.

(d) At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any shares of Preferred Stock, it will be, an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Annex A hereto, (ii) acquiring the Securities only for its own account and not for the account of others, or if the Purchaser is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).

(e) The Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or the securities laws of any state in the United States or other jurisdiction and that the Company is not required to register the Securities except as set forth in the Registration Rights Agreement. The Purchaser acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Securities shall contain a restrictive legend to such effect. The Purchaser acknowledges and agrees that the Securities will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Purchaser acknowledges and agrees that the Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the Commission after the Closing Date. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

(f) The Purchaser understands and agrees that it is purchasing the Securities directly from the Company. The Purchaser further acknowledges that there have not been, and the Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Purchaser by the Company, the Target, the Sponsor, any of their respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Business Combination or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and the Target set forth in this Agreement. The Purchaser agrees that none of (i) any other Purchaser (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other Purchaser), (ii) the Sponsor, its Affiliates (other than the Company), or any of its or its’ Affiliates respective control persons, officers, directors or employees or (iii) any other party to the Business Combination Agreement, including any such party’s representatives, Affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to the Purchaser pursuant to this Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

(g) In making its decision to purchase the Securities, the Purchaser has relied solely upon independent investigation made by the Purchaser and the Company’s and the Target’s representations in Sections 3.1 and 3.3, respectively, of this Agreement. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company, the Target Companies and the Business Combination, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Purchaser’s investment in the Securities. Without limiting the generality of the foregoing, the Purchaser acknowledges that it has reviewed the Company’s filings with the Commission. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Purchaser acknowledges that certain information provided by the Company and the Target was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Purchaser further acknowledges that the information provided to the Purchaser was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that the Company intends to file with the Commission in connection with the Business Combination (which will include substantial additional information about the Company, the Target Companies and the Business Combination and will update and supersede the information previously provided to the Purchaser). The Purchaser acknowledges and agrees that none of the Sponsor or any of its Affiliates or any of such Person’s or its Affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided the Purchaser with any information, recommendation or advice with respect to the Securities nor is such information, recommendation or advice necessary or desired. None of the Sponsor or any of its respective Affiliates or Representatives has made or makes any representation as to the Company or the Target Companies or the quality or value of the Securities. In addition, the Company, the Target, the Sponsor and their respective Affiliates or Representatives may have acquired non-public information with respect to the Company or the Target Companies which the Purchaser agrees need not be provided to it. In connection with the issuance of the Securities to the Purchaser, none of the Company, the Target, the Sponsor or any of their respective Affiliates or Representatives has acted as a financial advisor or fiduciary to the Purchaser.

(h) The Purchaser became aware of this offering of the Securities solely by means of direct contact between the Purchaser and the Company or its Affiliates, by means of direct contact between the Purchaser and the Target or its Affiliates, and Securities were offered to the Purchaser solely by direct contact between the Purchaser and the Company or its Affiliates. The Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to the Purchaser, by any other means. The Purchaser acknowledges that the Company represents and warrants that the Securities (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the SEC Reports. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. The Purchaser understands and acknowledges that the purchase and sale of the Securities hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j) The Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists.

(k) The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(l) The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons (“SDN List”) administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Purchaser maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Securities were legally derived.

(m) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.

(n) The Purchaser will have sufficient funds to pay the Subscription Amount pursuant to Section 2.2(b)(iii) of this Agreement and any expenses incurred by the Purchaser in connection with the transactions contemplated by or in connection with the Transaction Documents; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations under the Transaction Documents; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations under the Transaction Documents.

(o) The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Target, the Sponsor or any of their respective Affiliates or any of their respective or their respective Affiliates’ control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company and the Target contained in Sections 3.1 and 3.3, respectively, of this Agreement, in making its investment or decision to invest in the Company. The Purchaser agrees that none of (i) any other Purchaser or any other Person participating in any other private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such other Person), (ii) the Company, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, nor (iii) the Sponsor, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives shall be liable to the Purchaser or any other Purchaser pursuant to the Transaction Documents or any other agreement related to a private placement of Securities for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities hereunder or thereunder.

(p) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by the Purchaser solely in connection with the sale of the Securities to the Purchaser.

(q) At all times on or prior to the Closing Date, the Purchaser has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Securities.

(r) The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Purchaser, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms.

(s) Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the Purchaser with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, the Purchaser is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(t) The Purchaser acknowledges that (i) the Company, the Target Companies, the Sponsor and any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives may later come into possession of, information regarding the Company and the Target Companies that is not known to the Purchaser and that may be material to a decision to purchase the Securities, (ii) the Purchaser has determined to purchase the Securities notwithstanding its lack of knowledge of such information, and (iii) none of the Company, the Target Companies, the Sponsor or any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Purchaser, and the Purchaser hereby, to the extent permitted by law, waives and releases any claims it may have against the Company, the Target Companies, the Sponsor and their respective Affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.

(u) The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(v) The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any of the Placement Agents, any of their respective Affiliates or any of their respective control persons, officers, directors and employees, in making its investment or decision to invest in the Company.

(w) The Purchaser agrees that no Placement Agent shall be liable to any Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them or have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by you, the Company or any other person or entity), whether in contract, tort or otherwise, to any Purchaser, or to any person claiming through such Purchaser, in respect of the Transactions.

(x) Each Purchaser hereby acknowledges and agrees that (a) each Placement Agent is not and shall not be construed as a fiduciary for such Purchaser, the Company or any other person or entity in connection with the Transaction, (b) no Placement Agent has made or will make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, and (c) no Placement Agent will have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transactions.

3.3 Representations and Warranties of the Target. Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Target to the Purchaser (the “Target Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, the Target hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Organization and Standing. The Target is a Delaware corporation duly incorporated, validly existing and in good standing under the Delaware General Corporation Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Target is a corporation, limited liability company or other entity duly incorporated or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate, limited liability company or other (as applicable) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Target is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. The Target has made available to the Purchaser accurate and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

(b) Authorization; Binding Agreement. Subject to the receipt of the Required SPAC Shareholder Approval”(as defined in the Business Combination Agreement), the Target has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which the Target is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Target’s board of directors in accordance with its Organizational Documents and (b) other than the Required SPAC Shareholder Approval, no other proceedings on the part of the Target are necessary to authorize the execution and delivery of this Agreement and each Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which the Target is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Target and assuming the due authorization, execution and delivery of this Agreement and any such Transaction Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, subject to the Enforceability Exceptions. The Target’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Target and its shareholders, (ii) approved this Agreement and the Transactions, (iii) directed that this Agreement be submitted to its shareholders for adoption and (iv) recommended that its shareholders adopt this Agreement.

(c) Capitalization.

(i) Set forth on Section 3.3(c)(i) of the Target Disclosure Letter is a true, correct and complete list of each record holder of any equity interests of the Target, including the Target Options, and the number of such equity interests held by each such holder as of the date hereof. Other than such equity interests, including the Target Options, set forth on Section 3.3(c)(i) of the Target Disclosure Letter, the Target does not have any other issued or outstanding equity interests.

(ii) All of the equity securities in the Target (other than the Target Options) are owned by the Target’s shareholders free and clear of any Liens other than those imposed under the Target’s Organizational Documents, applicable securities Laws, Permitted Liens or as set forth on Section 3.3(c)(ii)(A) of the Target Disclosure Letter. All of the issued and outstanding equity interests of the Target have been duly authorized and validly issued in accordance with applicable Laws, including applicable securities Law, and the Target’s Organizational Documents, and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 3.3(c)(ii)(B) of the Target Disclosure Letter, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Target or, to the Knowledge of the Target, any of its shareholders is a party or bound relating to any equity securities of the Target, whether or not outstanding. Except with respect to the Target Options, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Target. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Target’s equity interests. Except as set forth in the Organizational Documents of the Target Companies, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ equity securities. All of the Target Companies’ securities have been granted, offered, sold and issued in compliance with applicable securities Laws. Each Target Option was validly granted or issued and properly approved by the Target’s board of directors (or appropriate committee thereof) in accordance with the terms of the Target Equity Incentive Plan. Each Target Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying equity securities of the Target on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code.

(iii) Except as provided for in the Transaction Documents, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Target Companies are issuable and no rights in connection with any shares, warrants, options or other securities of the Target Companies accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Subsidiaries. Section 3.3(d) of the Target Disclosure Letter sets forth the names of the Target’s direct and indirect Subsidiaries, and with respect to each Subsidiary (a) its jurisdiction of incorporation or organization, (b) all names other than its legal name under which such Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of issued and outstanding shares or other equity interests of such Subsidiary and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Target are duly authorized and validly issued, and, where such concepts are applicable, fully paid and non-assessable, and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies’ free and clear of all Liens other than those imposed under such Subsidiaries’ Organizational Documents, applicable securities Laws, Permitted Liens or as set forth on Section 3.3(d) of the Target Disclosure Letter.

(e) No Conflict; Governmental Consents and Filings.

(i) Except as otherwise described in Section 3.3(e)(i) of the Target Disclosure Letter, subject to the receipt of the Required SPAC Shareholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 3.3(e)(i) of the Target Disclosure Letter, the execution, delivery and performance by the Target of this Agreement and the other Transaction Documents to which the Target is a party and the consummation by the Target of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Target is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Target Material Contract, or terminate or result in the termination of any Target Material Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Target Material Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Target to consummate the Transactions or reasonably be expected to have a Target Material Adverse Effect.

(ii) Assuming the truth and completeness of the representations and warranties of the Purchaser contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery or performance of this Agreement, any of the other Transaction Documents to which it is a party or the consummation by the Target Companies of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) as otherwise disclosed on Section 3.3(e)(ii) of the Target Disclosure Letter.

(iii) Assuming the truth and completeness of the representations and warranties of the Purchaser contained in this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Target to the Purchaser.

(f) Financial Statements.

(i) The Target has made available to the Purchaser: (i) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the unaudited condensed consolidated balance sheets, the unaudited condensed consolidated statements of operations, the unaudited condensed consolidated statements of comprehensive loss, the statements of changes in stockholders’ deficit, and the unaudited condensed consolidated statements of cash flows of the Target Companies as of and for the three (3) and six (6) month periods ending September 30, 2025 (the “Interim Target Financials”) and (ii) the audited condensed consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive loss, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Target Companies as of March 31, 2025 and March 31, 2024 for the fiscal years then ended (together with the Interim Target Financials, the “Target Financials”). The Target Financials were derived in all material respects from the books and records of the Target Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Except as set forth on Section 3.3(f)(i) of Target Disclosure Letter, the Target Financials, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material) and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Target Companies as of the dates and for the periods indicated in such Target Financials in conformity with GAAP (except for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material) and were derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii) The Target Companies have established and maintain a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets.

(iii) The Target has not identified in writing and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Target, (y) any material fraud that involves the Target’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Target or (z) any claim or allegation regarding any of the foregoing.

(iv) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target.

(g) Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Target Financials or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Target Financials in the ordinary course of the operation of the business of the Target; (c) arising under this Agreement and/or incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

(h) Absence of Certain Changes. Except as set forth on Section 3.3(h) of the Target Disclosure Letter, and for activities conducted in connection with this Agreement and the Transactions, since March 31, 2025 through the date of this Agreement, (a) there has not been any Target Material Adverse Effect and (b) each Target Company has conducted its business in the ordinary course of business consistent with past practice.

(i) Compliance with Laws.

(i) Each Target Company has, since its inception, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Target Company, taken as a whole. No written notice of non-compliance with any applicable Law has been received by any Target Company since its inception.

(ii) Each Target Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders, or other Consents from Governmental Authorities necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such approvals would not, individually or in the aggregate, reasonably be expected to be material to the Target Company, taken as a whole.

(j) Government Contracts.

(i) Section 3.3(j)(i) of the Target Disclosure Letter is a true and complete list, as of the date hereof, of each Government Contract to which a Target Company is a party and accurately identifies for each such Government Contract current and complete information regarding, where applicable and to the extent the disclosure of such information does not violate any Target Company’s obligations under any law or agreement: the contract number, the customer (contracting agency and prime contractor, as applicable), any subcontracts and the applicable subcontract number (if applicable), the total estimated contract value, the total funded amount, and the contract period of performance. Section 3.3(j)(i) of the Target Disclosure Letter also identifies each Government Contract that was awarded on the basis of any qualification as a small business, or other set aside or preferential prime contractor or subcontractor bidding status (collectively, a “Preferred Bidder Status”). Each Government Contract listed in Section 3.3(j)(i) of the Target Disclosure Letter was legally awarded to the applicable Target Company, is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms. The Target has delivered or made available to Purchaser copies of the main contract documents including all material modifications, task orders, purchase orders, and delivery orders for those Government Contracts provided on Section 3.3(j)(i) of the Target Disclosure Letter, together with all other material documentation related thereto as requested by Purchaser.

(ii) Section 3.3(j)(ii) of the Target Disclosure Letter sets forth a current, accurate, and complete list of each Government Bid (including task order bids under current Government Contracts and teaming agreements entered into in preparation for Government Bids) that any Target Company has entered into or submitted to a Governmental Authority (or a prime contractor or higher-tier subcontractor) within the past year, plans to submit within the next 90 days, or for which no notice of award decision has been received by any Target Company 30 days or more prior to the date of this Agreement. Section 3.3(j)(ii) of the Target Disclosure Letter accurately identifies for each such Government Bid current, complete, and accurate information regarding, where applicable: the proposal type (new business, task order, etc.), the anticipated award type (sole source, full and open, small business, etc.), the project title, the customer (agency, prime contractor, or higher-tier subcontractor as applicable), the estimated award date and the estimated value of the proposed contract based on the Target Company’s proposal.

(iii) Section 3.3(j)(iii) of the Target Disclosure Letter sets forth a list of each outstanding teaming agreement or existing joint venture agreement of any Target Company. The Target has made available to the Purchaser correct and complete copies of all such teaming agreements and joint venture agreements. The Target Companies have complied with all material terms and conditions of such joint venture agreements and teaming agreements.

(iv) With respect to each Government Contract or Government Bid to which a Target Company is a party, and except as set forth in Section 3.3(j)(iv) of the Target Disclosure Letter: (a) the Target Companies have complied with all material terms and conditions of such Government Contract or Government Bid, including but not limited to all applicable provisions of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting), the cybersecurity standards set forth in the National Institute of Standards and Technology (“NIST”) Special Publication 800-171, DFARS 252.204-7020, NIST SP 800-171 DoD Assessment Requirements, FAR 52.204-24 (Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment), FAR 52.204-25 (Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment), the Buy American Act (41 U.S.C. §§ 10a-10d) and the Trade Agreements Act (“TAA”) (19 U.S.C. §§ 2501-2581), and all corresponding FAR and DFARS provisions; (b) the Target Companies have complied with all material requirements of Law pertaining to such Government Contract or Government Bid; (c) all representations and certifications executed with respect to such Government Contract or Government Bid were accurate and truthful in all material respects as of their effective date (including material representations, certifications and disclosures made by the Target Companies under or in connection with a Government Contract covered by the Truthful Cost or Pricing Act (including any certified cost or pricing data provided in accordance with such Act)); (d) all invoices and claims for payment, reimbursement, or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by the Target Companies in connection with a Government Contract or Government Bid were current, accurate, and complete in all material respects as of their respective submission dates, and the Target Companies are not aware of any evidence that such submissions are not still current, accurate, and complete in all material respects; (e) the Target Companies have maintained systems of internal controls that are and have been in material compliance with all requirements of the Government Contracts and of material Laws and regulations and no such systems of internal controls has been determined in writing, by any Governmental Authority to be in noncompliance with any such material requirement and, without limiting the foregoing, the practices and procedures used by the Target Companies in estimating costs and pricing proposals and accumulating, recording, segregating, reporting, and invoicing costs, and otherwise accounting for costs are in compliance, in all material respects, with the applicable provisions of Federal Acquisition Regulation (“FAR”) Part 31; (f) the Target Companies have not had access to confidential or non-public information, nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services, or services of any type, nor prepared specifications or statements of work, nor, to the Knowledge of the Target, engaged in any other conduct, in each case, that would create an Organizational Conflict of Interest, as set forth in FAR 9.501, with respect to the work performed or anticipated to be performed under any Government Contract or proposed contract in connection with a Government Bid or other business of the Target Companies or, to the Knowledge of the Target, that would restrict the Target Companies’ business activities as presently conducted; (g) the Target Companies have not violated, in any material respect, any Law or contractual restriction associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Authority (regardless of the branch of government), including but not limited to the “revolving door” and “financial interest” restrictions set forth at 18 U.S.C. § 207 and § 208; and (h) except as set forth on Section 3.3(j)(iv)(h) of the Target Disclosure Letter, in the past five years, the Target Companies have not received any written adverse past performance evaluation or CPARS report, or been given notice of termination for default, convenience arising out of negative performance reviews or a show cause notice from the relevant customer, cure notice, show cause notice, deficiency or similar notice, stop work order or non-exercise of any option to extend a multi-year contract, and no such notice has been threatened. Except as set forth on Section 3.3(j)(iv) of the Target Disclosure Letter, consummation of the transactions contemplated by the Transaction Documents will not require notice to transfer or constitute, cause or serve as the basis of non-performance or non-compliance with any term of any Government Contract or Government Bid to which a Target Company is a party.

(v) With respect to each Target Company and except as set forth on Section 3.3(j)(v) of the Target Disclosure Letter: (a) none of the Target Companies has been, or is currently, debarred, suspended, or proposed for debarment or suspension by any Governmental Authority, and each is properly registered and in good standing in the System for Award Management (SAM); (b) no Target Company has received any written notice that any officer, employee, consultant, or agent of any Target Company is, or during the last five years has been, under administrative, civil, or criminal investigation, indictment, or information by any Governmental Authority (A) relating to the performance of his or her duties for the Target Company and (B) as would reasonably be expected to have a Target Material Adverse Effect; (c) to the Knowledge of the Target, there is not pending any audit or investigation of any Target Company or its officers, employees, consultants or agents nor within the last five years has there been either (A) a non-routine audit of a Target Company, (B) an audit that resulted in a material adjustment to amounts invoiced or (C) any audit or investigation of any Target Company or its respective officers, employees, consultants or agents resulting in a material adverse finding with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid; (d) during the last five years, no Target Company has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged material irregularities, misstatements, or omissions; unlawful conduct; or significant overpayment arising under or relating to a Government Contract or Government Bid; (e) no Target Company has received any written (or, to the Knowledge of the Target, oral) notice of any determination by a Governmental Authority regarding, nor entered into a consent order or administrative agreement, with the a Governmental Authority regarding, any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (f) no Target Company has received any written (or, to the Knowledge of the Target, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (g) no Target Company has received written document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information involving any Target Company or any of their members, managers, officers, employees, affiliates, consultants, agents, or representatives in connection with or concerning any information related to a Government Contract or Government Bid; (h) to the Knowledge of the Target, neither any Target Company nor any of its respective officers, employees, consultants, agents, or representatives are or have been under administrative, civil, or criminal investigation, or any indictment or criminal information with respect to any aspects of performance or other activity relating to any Government Contract or Government Bid to which any Target Company is a party; (i) neither any Target Company nor any of its respective officers or employees have been the subject of any actual “whistleblower” or “qui tam” lawsuit; (j) no Target Company has not received any written (or, to the Knowledge of the Target, oral) notice of any judicial, administrative, or contractual penalties or damages imposed or, to the Knowledge of the Target, threatened to be imposed on any Target Company related to any Government Contract or Government Bid; (k) to the Knowledge of the Target, it has not conducted any internal audit, review, or inquiry in which any outside legal counsel, auditor, accountant, or investigator has been or was engaged with respect to any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, material irregularities, misstatements, or omissions or violation of Law, or any administrative or contractual requirement related to a Government Contract or Government Bid; and (l) each Target Company has complied in all material respects with the pricing and discount disclosure requirements in all of its Government Contracts including “Most Favored Customer” and price-reduction clauses (“MFC-PRC Representation”) and all pricing discounts and rebates have been properly reported to and credited to the customer under each Government Contract, and no Government Contract currently in performance is subject to, or to the Knowledge of the Target, anticipated to be subject to, price discounts at any level (including but not limited to invoice discounts, “spot” discounts at individual rates, courtesy discounts or other discounts of any nature), in each case except where failure to do so would not have a material and adverse effect on the Target Companies. Except as set forth in Section 3.3(j)(v) of the Target Disclosure Letter, no Target Company has, to the Knowledge of the Target, had any material irregularities, misstatements, or omissions arising under or relating to any Government Contract or Government Bid that has led or is expected to lead, either before or after the closing date of the Business Combination, to any of the consequences set forth in the clauses of this paragraph or any other material damage, liability, penalty assessment, recoupment of payment, or disallowance of cost.

(vi) With respect to each of the Target Companies and except as set forth in Section 3.3(j)(vi) of the Target Disclosure Letter, (a) there are no outstanding claims against any Target Company for which any Target Company has received written notice, either by the U.S. Government or by any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid referred to in Section 3.3(j)(i) and Section 3.3(j)(iii) of the Target Disclosure Letter, respectively; (b) there are, to the Knowledge of the Target, no disputes between any Target Company and any Governmental Authority under the Contract Disputes Act or any other Law or between any Target Company and any prime contractor, subcontractor, or vendor arising under or relating to any such Government Contract or Government Bid; and (c) no Government Contract is or has been the subject of any bid protest proceeding. Except as set forth in Section 3.3(j)(vi) of the Target Disclosure Letter, there are no facts that would reasonably be expected to result in a claim or dispute under clauses (a) or (b) of the immediately preceding sentence.

(vii) There are no outstanding material claims, disputes, or requests for equitable adjustment between any of the Target Companies and any Governmental Authority that are subject to the Contract Disputes Act, 41 U.S.C. § § 7101-7109 or any other Law, nor are there any material claims, disputes, or requests for equitable adjustment between any of the Target Companies and any other entity arising under or related to any Government Contract.

(viii) None of the Target Companies have submitted or received, or are preparing to submit, a claim or request for an equitable adjustment under any of the Government Contracts where such activity is outside the ordinary course of business or would reasonably be expected to result in a liability or obligation outside the ordinary course of business.

(ix) No costs incurred by any of the Target Companies have been formally disallowed as a result of a written finding or determination by a Governmental Authority, and no Governmental Authority has withheld or setoff or, to the Knowledge of the Target, attempted to withhold or setoff, material amounts otherwise due or payable to any Target Company under any Government Contract. Except as disclosed on Section 2(j)(ix) of the Target Disclosure Letter, to the Knowledge of the Target, no prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to any Target Company under any such Government Contract. To the Knowledge of the Target, no prime contractor or higher-tier subcontractor under an outstanding Government Contract has disallowed, or raised any basis for disallowance of, any material costs claimed by any Target Company under any such Government Contract, and there is no fact or occurrence that could reasonably be expected to be a basis for disallowing any such costs.

(x) Except as set forth in Section 3.3(j)(x)(i) of the Target Disclosure Letter, the Target Companies have submitted all required provisional labor and indirect rates through March 31, 2025, and final indirect rates to the cognizant U.S. government administrative contracting officer through March 31, 2025. All such submissions are consistent in all material respects with all applicable cost accounting rules and regulations and there are no outstanding or unresolved matters with respect thereto which would reasonably be expected to have a Target Material Adverse Effect. Except as set forth in Section 3.3(j)(x)(ii) of the Target Disclosure Letter each Target Company is, and at all times has been, in compliance in all material respects with the applicable requirements of the Cost Accounting Standards (CAS), as set forth in 48 C.F.R. Chapter 99, and any related regulations, including the submission and disclosure of cost accounting practices where required. To the Knowledge of the Target, no Target Company is the subject of any audit, review, or investigation by any Governmental Authority related to compliance with CAS, nor has any Target Company received any written notice of noncompliance, nonconformance, or any asserted or threatened claim or penalty arising under CAS.

(xi) Except as set forth in Section 3.3(j)(xi) of the Target Disclosure Letter, neither any Target Company nor any of their present Principals (as that term is defined in FAR 2.101), nor, to the Knowledge of the Target, employees are, or during the last five years have been, suspended or debarred from doing business with a Governmental Authority, proposed for suspension or debarment, or are (or during such period were) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.

(xii) Except as set forth in Section 3.3(j)(xii) of the Target Disclosure Letter, no Target Company has received: (i) any written (nor, to the Knowledge of the Target, oral) notice of non-responsibility or ineligibility for award of a contract or disqualification from award of a contract within the past five years, nor to the Knowledge of the Target, do any circumstances exist that would warrant the institution of debarment, suspension, or exclusion proceedings or any finding of non-responsibility, ineligibility, or disqualification with respect to any Target Company in the future.

(xiii) Each Target Company has, to the extent appropriate in accordance with the terms of the applicable Government Contracts and all Laws, (i) taken all reasonable steps to protect rights in and to all technical data, computer software, and other intellectual property developed in connection with the Government Contracts and (ii) complied in all material respects with all notice requirements, Laws (including the FAR and the Defense Federal Acquisition Regulation Supplement (“DFARS”)) and contractual requirements relating to the placement of legends or restrictive markings on all technical data, computer software, computer software documentation, and other intellectual property developed in connection with a Government Contract, used in performance of a Government Contract, or delivered or otherwise provided to a Governmental Authority.

(xiv) Except for the Government Contracts listed on Section 3.3(j)(xiv) of the Target Disclosure Letter, there is no fixed-price Government Contract that a Target Company has entered into or is otherwise obligated to perform and for which (i) performance has not been completed; (ii) final payment has not been received; (iii) warranty, support, or maintenance obligations have been retained; or (iv) the costs to any Target Company of completing performance of the fixed-price component of the contract or subcontract, and/or fulfilling all contractual obligations, have exceeded or are reasonably expected to exceed the fixed-price amount of such contract or subcontract (i.e., each Target Company is in a loss position or reasonably expects to incur a loss with respect to the fixed-price component of the contract or subcontract).

(xv) Section 3.3(j)(xv) of the Target Disclosure Letter identifies, as of the date hereof, all material personal property, equipment, and fixtures loaned, bailed, or otherwise furnished to a Target Company by or on behalf of any Governmental Authority (the “Government-Furnished Items”). Each Target Company has complied in all material respects with all its applicable obligations relating to the Government-Furnished Items as imposed by Law (including the FAR and DFARS) and, upon the return thereof to the applicable Governmental Authority in the condition thereof on the date hereof, would reasonably be expected to have no liability to such Governmental Authority with respect thereto.

(xvi) Section 3.3(j)(xvi) of the Target Disclosure Letter identifies, as of the date hereof, all instances where the performance of specific employees is called for in any Government Contract. The Target Companies have notified and sought, using commercially reasonable efforts, all applicable permission from a Governmental Authority, the prime contractor, or the higher-tier subcontractor (as the case may be) in circumstances where there have been changes related to those employees in the past five years.

(xvii) No Target Company has made any assignment of any Government Contract or any interest in any outstanding Government Contract. No Target Company has entered into any financing arrangements with respect to any outstanding Government Contract.

(xviii) The Target and its Affiliates have complied in all material respects with all applicable requirements of the Small Business Innovation Research (SBIR) program and all related Small Business Administration (“SBA”) rules and regulations, including eligibility criteria for small business concerns under 13 C.F.R. Part 121 and the SBIR Policy Directive. All work under any SBIR Phase I or Phase II awards received by the Target or its Affiliates has been completed. Any current or ongoing work performed by any Target Company under the SBIR program is being conducted under one or more Phase III awards or contracts and is not subject to SBIR-specific size limitations or other eligibility restrictions applicable to Phases I and II. Each certification or representation made by any Target Company in connection with any SBIR proposal or award, including certifications of eligibility, performance of research and development work, and compliance with funding and reporting requirements, was accurate and complete when made. The Target Companies used any SBIR funding in accordance with applicable law, the terms of the award, and relevant SBIR program requirements. No Target Company has received written notice, or to the Knowledge of the Target, oral notice from the SBA or any other Governmental Authority alleging that a Target Company was ineligible for any SBIR award it received, that a Target Company failed to comply with SBIR program requirements, or that any certification or representation related to an SBIR proposal or award was inaccurate or misleading. There is no pending or, to the Knowledge of the Target, threatened, audit, inquiry, investigation, or legal proceeding involving any Target Company’s participation in the SBIR program. To the Knowledge of the Target, there is no basis for legal recourse against any Target Company related to its eligibility for, participation in, or performance under any SBIR award.

(k) Target Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company) holds all material Permits required to own, lease and operate its assets and properties (collectively, the “Target Permits”). Section 3.3(k) of the Target Disclosure Letter sets forth a true, correct and complete list of all Target Permits held by the Target Companies. To the Knowledge of the Target, each Target Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Target, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Target Permit. No Target Company is in material default or violation of any Target Permit applicable to such Target Company.

(l) Litigation. Except as described on Section 3.3(l) of the Target Disclosure Letter, there are no (a) Legal Proceedings of any nature currently pending or, to the Target’s Knowledge, threatened, against any Target Company or any of its properties or assets, or any of the directors or officers of any Target Company with regard to their actions as such; (b) to the Knowledge of the Target, pending or threatened audits, examinations or investigations by any Governmental Authority against any Target Company; (c) pending or written threatened Legal Proceedings by any Target Company against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on any Target Company; and (e) no Orders imposed or, to the Knowledge of the Target, threatened to be imposed upon any Target Company or any of their respective properties or assets, or any of the directors or officers of any Target Company with regard to their actions as such.

(m) Material Contracts.

(i) Section 3.3(m)(i) of the Target Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (A) through (S) below, other than the Target Benefit Plans (except that the Contracts listed in respect of clauses (J) and (L) shall include any applicable Target Benefit Plans), to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound or affected (each Contract required to be set forth on Section 3.3(m)(i) of the Target Disclosure Letter, a “Target Material Contract”). True, correct, complete copies of the Target Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Target Material Contracts include:

(A) Each Contract that contains covenants that limit the ability of any Target Company (or purports to bind any Affiliate thereof) (1) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person in any material respect, including any non-competition covenants, customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, or (2) to purchase or acquire an interest in any other Person;

(B) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(C) All Contracts that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(D) All Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(E) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of Target Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business), occurring in the last three (3) years and/or relating to the pending or future acquisitions or dispositions, in each case, involving aggregate payments in excess of $500,000;

(F) Each obligation to make payments in excess of $1,000,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(G) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves aggregate annual payments in excess of $100,000 for agreements related to real property and $100,000 individually for agreements related to personal property;

(H) Each Contract that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1,000,000 per year or $5,000,000 in the aggregate;

(I) All Contracts with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship);

(J) Each collective bargaining (or similar) agreement or Contract between the Target Company on one hand, and any labor union or other body representing employees of the Target Company on the other hand;

(K) All Contracts that obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(L) Any Contract that is between any Target Company and any directors, officers or employees of a Target Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Business Combination or the other transactions contemplated by the Transaction Documents;

(M) Any Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(N) All Contracts that relate to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(O) Any Contract which (A) contains any assignment or license of, or any covenant not to assert or enforce, any Owned Intellectual Property material to the business of any Target Company; (B) pursuant to which any Owned Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either (1) grants to a third Person (I) a license, immunity, or other right in or to any Owned Intellectual Property material to the business of any Target Company or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property; or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company, provided, however, none of the following will be required to be set forth on Section 3.3(m)(i)(O) of the Target Disclosure Letter but will constitute Target Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of open source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions;

(P) All Contracts involving transactions with an Affiliate of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);

(Q) Any Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority;

(R) All Contracts with any Governmental Authority to which any Target Company is a party, including any Government Contracts and Government Bids; and

(S) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Target as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Target was the registrant.

(ii) Except for any Target Material Contract that is terminated or expires following the date hereof in accordance with its terms, each Target Material Contract is valid, binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Target, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, except for any Target Material Contract that is terminated or expires following the date hereof in accordance with its terms and except as otherwise disclosed in Section 3.3(m)(ii) of the Target Disclosure Letter, with respect to each Target Material Contract: (1) no Target Company is in breach of or default under, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto, such Target Material Contract; (2) no party to any Target Material Contract has given any written notice of any such breach, default or event described in clause (1); and (3) no Target Company has received written, or the Knowledge of the Target, oral notice of an intention by any party to any such Target Material Contract that provides for a continuing obligation by any party thereto to terminate such Target Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.

(n) Intellectual Property.

(i) Section 3.3(n)(i) of the Target Disclosure Letter sets forth a true, accurate, and complete list of: (1) all U.S. and foreign registered or issued Intellectual Property and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Target Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (2) all material unregistered trademarks and service marks. Each item of Target Registered IP is valid, subsisting and enforceable. Each Target Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 3.3(n)(i) of the Target Disclosure Letter), has valid and enforceable rights in, and has the right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company. No item of Target Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Target Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Section 3.3(n)(i) of the Target Disclosure Letter, all Target Registered IP and other Owned Intellectual Property are owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Target Registered IP and other Owned Intellectual Property, and such Target Company has recorded assignments of all Target Registered IP.

(ii) Each Target Company has a valid and enforceable written license or other valid right to use all other Target IP, including Intellectual Property that is the subject of the Target IP Licenses applicable to such Target Company. The Target IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Target IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Target, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Target IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Intellectual Property that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all applications to register any Intellectual Property are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(iii) Each Target Company has performed all material obligations imposed on it in each material license, sublicense and other agreement under which a Target Company is the licensor (each, an “Outbound IP License”), and such Target Company is not, nor, to the Target’s Knowledge, is any other party thereto, in material breach or default thereunder, nor, to the Knowledge of the Target, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(iv) No Legal Proceeding is pending or, to the Target’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Target IP, nor, to the Knowledge of the Target, is there any reasonable basis for any such Legal Proceeding. No Target Company has received any written or, to the Knowledge of the Target, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Target is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, six (6) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Target’s Knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Target IP.

(v) No current or former officers, employees or independent contractors of a Target Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Target’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Target IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Target’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken commercially reasonable efforts and security measures designed to maintain the security of all material Owned Intellectual Property, including measures designed to protect the secrecy and confidentiality of the material Target IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Target Companies (or all such right, title, and interest vested in the Target Companies by operation of Law).

(vi) Each Target Company is in all material respects in compliance with all licenses governing any open source Software that is incorporated (either directly by any Target Company, or indirectly, by the incorporation of third party Software that itself incorporates open source Software) into, used, intermingled, or bundled with any material Owned Intellectual Property. No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, operation, delivery or provision of any Target Software in a manner that requires any Target Company to: (i) disclose, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Target Software; (ii) license any such Target Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, distribute, license or otherwise make available to any Person any such Target Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (each of (i) – (iv), a “Copyleft Action”). No Person other than a Target Company possesses, or has an actual or contingent right to access or possess, a copy in any form of any source code for any Target Software and all such source code is in the applicable Target Company’s sole possession and has been maintained as strictly confidential.

(vii) Except as set forth on Section 3.3(n)(vii) of the Target Disclosure Letter, no government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by any Target Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any material Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(viii) No Person has obtained unauthorized access to information and data (including personally identifiable information) in the possession of a Target Company or in their control, or otherwise held or processed on their behalf, nor has there been any loss, damage, disclosure, use, breach of security, or other material compromise of the security, confidentiality or integrity of such information or data. No Target Company has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology, or software applications the Target Companies own, operate, or outsource, or the information or data thereon. No material written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company nor has a Target Company been required by applicable law, regulation, or contract to notify in writing, any person or entity of any personal data or information security-related incident. Each Target Company has complied in all material respects with all applicable Laws, Contract requirements and policies relating to privacy, personal data protection, cybersecurity and the collection, processing and use of personal information. Except in each case as set forth on Section 3.3(n)(viii) of the Target Disclosure Letter, each Target Company has implemented appropriate policies and commercially reasonable security (a) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of data (including personally identifiable information) and business proprietary or sensitive information, in its possession or control, or held or processed on its behalf, and (b) regarding the integrity and availability of the information technology, operational technology, and software applications the Target Company owns, operates, or outsources. The IT Assets do not contain any material malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities, or unauthorized tools or scripts that could reasonably be expected to adversely impact the confidentiality, integrity and availability of the information technology and operational technology systems, and software applications. The IT Assets operate and perform as required by the Target Companies for the operation of its business as currently conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Target Companies.

(ix) The Target Companies (i) maintain a technical description of any neural networks used in or with any proprietary AI/ML that is sufficiently detailed to reasonably skilled programmers to modify, debug, and improve such neural networks in the ordinary course of business; (ii) retain information in human-readable form that explains (or could be used to explain) the decisions made or facilitated by any proprietary AI/ML, which can readily be provided to regulators upon request; (iii) have materially complied with all applicable legal requirements and industry standards applicable to any proprietary AI/ML (including the ethical or responsible use thereof); (iv) have not received (and are not subject to or otherwise not aware of) any (A) complaint, claim, proceeding or litigation alleging that training data used in the development, training, improvement or testing of any proprietary AI/ML Software was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; (B) report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation in (A); or (C) request from regulators or legislators concerning any proprietary AI/ML; (v) have not (1) used any AI/ML (including Generative AI) to generate, create, or develop any Owned Intellectual Property; (2) included any Owned Intellectual Property in any prompts or inputs into any AI/ML (including Generative AI); or (3) used any AI/ML (nor sold or offered for sale or distribution any AI product) either (x) for any “Prohibited Artificial Intelligence Practices” (as described in Article 5 of the European Union’s Artificial Intelligence Act); or (y) that is considered “high-risk” (as described in Article 5 of the European Union’s Artificial Intelligence Act). None of the Target Companies has used any “scrapers,” “spiders,” “bots” or other automated Software programs or processes to extract or collect information, data, or content from any social media network or any other third party online source. Section 3.3(n)(ix) of the Target Disclosure Letter sets forth a true, complete, and accurate list of all third-party data used to train, teach, or improve any AI/ML that is material to the development of any Owned Intellectual Property or the ongoing operation or improvement of any Owned Intellectual Property (“Third-Party Datasets”). The Target Companies have complied with all license terms applicable to, and obtained all necessary rights and paid all necessary payment required for, such Third-Party Datasets.

(x) The consummation of any of the transactions contemplated by the Transaction Documents will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of material Intellectual Property owned by a Target Company, or (ii) any Target IP License. Following the closing of the Business Combination, the Target shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Target IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(o) Taxes and Returns. Except in each case as set forth on Section 3.3(o) of the Target Disclosure Letter:

(i) Each Target Company (A) has or will have timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate and complete in all material respects, and (B) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The unpaid Taxes or Tax liabilities of the Target Companies (A) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Target Financials in accordance with U.S. GAAP and (B) will not materially exceed that reserve as adjusted for the passage of time through the closing of the Business Combination in accordance with the past custom and practice of the Target Companies in filing their Tax Returns.

(ii) There is no Legal Proceeding currently pending or, to the Knowledge of the Target, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(iii) There are no audits, examinations, investigations or other proceedings pending, or to the Knowledge of the Target, threatened against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed claims, deficiencies or assessments against any of them. No Target Company is currently contesting any material Tax liability before any Governmental Authority.

(iv) There are no Liens with respect to any material Taxes upon any Target Company’s assets, other than Permitted Liens.

(v) Each Target Company has timely and properly collected or withheld all material amounts of Taxes required to be collected or withheld by it, timely remitted such Taxes to the appropriate Governmental Authorities, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(vi) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(vii) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the closing date of the Business Combination, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the closing date of the Business Combination; (ii) any change in method of accounting on or prior to the closing date of the Business Combination, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law), or the use of an improper method of accounting on or prior to the closing date of the Business Combination; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the closing date of the Business Combination; (iv)  any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(viii) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(ix) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Target). No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding agreements solely among the Target Companies and customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period (or portion thereof) following the closing date of the Business Combination.

(x) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(xi) No Target Company has ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than its jurisdiction of formation, and has not otherwise engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(xii) No Target Company has ever been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law).

(xiii) The Target is, and has at all times since its formation been, classified as a C corporation for U.S. federal, state and local income tax purposes. The U.S. federal income tax classification of each of the Target’s Subsidiaries is as set forth on Section 3.3(o) of the Target Disclosure Letter.

(xiv) No Target Company has knowingly taken or failed to take (or agreed to take or not take) any action, nor is aware of any fact or circumstance, where such action, failure to act, fact or circumstance would reasonably be expected to prevent or impede the Merger from qualifying for their respective Intended Tax Treatments (each as defined in the Business Combination Agreement).

(p) Real Property.

(i) The Target Companies do not own any real property.

(ii) Section 3.3(p)(ii) of the Target Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of such Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Target Real Property Leases”). To the Knowledge of the Target, the Target Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company is in breach of or default under any Target Real Property Lease, and, to the Knowledge of the Target, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Target Company has exercised, nor has any Target Company received written notice of any other parties exercise of, any termination rights with respect to any Target Real Property Lease.

(q) Personal Property. Except as set forth on Section 3.3(q) of the Target Disclosure Letter, the Target Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible and intangible assets and personal property of the Target Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Target Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted; and (B) have been maintained in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole.

(r) Employee Matters.

(i) The Target Companies are not and have never been a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of such Target Company, and the Target has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Target, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Section 3.3(r)(i) of the Target Disclosure Letter sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Target, threatened between the Target Companies and Persons employed by or providing services as independent contractors to the Target Companies.

(ii) Except as set forth on Section 3.3(r)(ii) of the Target Disclosure Letter, the Target Companies are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written or, to the Knowledge of the Target, oral notice that there is any pending Legal Proceeding involving unfair labor practices against the Target Company. There are no material Legal Proceedings pending or, to the Knowledge of the Target, threatened against the Target Companies brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(iii) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Target Companies have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, in the three (3) years prior to the date of this Agreement.

(iv) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Target, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Target Company, and (ii) the Target Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

(s) Benefit Plans.

(i) Set forth on Section 3.3(s)(i) of the Target Disclosure Letter is a true and complete list of each material Target Benefit Plan. With respect to each Target Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Target Financials.

(ii) Each Target Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Target Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Company is entitled to rely) or (ii) the Target Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Target’s Knowledge, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Target Benefit Plans or the exempt status of such trusts.

(iii) With respect to each Target Benefit Plan required to be listed on Section 3.3(s)(i) of the Target Disclosure Letter, the Target has made available to Purchaser accurate and complete copies, if applicable, of: (i) all Target Benefit Plans (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Form 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter (or opinion letter) received from the IRS, if any; (vi) the most recent actuarial valuation; and (vii) all material communications with any Governmental Authority within the last three (3) years.

(iv) With respect to each Target Benefit Plan: (i) no Legal Proceeding is pending, or to the Target’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due prior to the date hereof have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Target Financials in accordance with GAAP.

(v) Neither any Target Company nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Target Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Target Companies have not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred.

(vi) Except as set forth on Section 3.3(s)(vi) of the Target Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Target Companies to any severance pay or increase in severance pay or any other compensation payable by the Target Companies, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Target Companies,(iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any material benefits under any Target Benefit Plan, or (iv) otherwise give rise to any material liability under any Target Benefit Plan. The consummation of the transactions contemplated by the Transaction Documents will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Target Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(vii) Except to the extent required by Section 4980B of the Code or similar state Law, the Target Companies do not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(viii) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, each Target Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all material respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

(ix) Each Target Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liability to the Target Companies, the Company, or any of their Affiliates, other than ordinary administration expenses typically incurred in a termination event.

(t) Environmental Matters. Except as set forth in Section 3.3(t) of the Target Disclosure Letter:

(i) Each Target Company is in compliance in all material respects with all applicable Environmental Laws.

(ii) No material Legal Proceeding is pending or, to the Target’s Knowledge, threatened with respect to the Target Companies’ compliance with or liability under Environmental Laws, and, to the Knowledge of the Target, there are no facts or circumstances that could reasonably be expected to form the basis of such a material Legal Proceeding.

(iii) No Target Company is the subject of any outstanding Order of any Governmental Authority relating to (1) any material non-compliance by such Target Company with Environmental Laws, (2) any Remedial Legal Proceeding, or (3) the Release or threatened Release of a Hazardous Material.

(iv) To the Target’s knowledge, there has been no material release of any Hazardous Material by the Target Companies (1) at, in, on or under any property underlying Target Real Property Leases or in connection with the Target’s or its Subsidiaries’ respective operations of the property underlying Target Real Property Leases or (2) at, in, on or under any property formerly owned or underlying Target Real Property Leases during the time that the Target or any of its Subsidiaries owned or leased such property or at any other location where Hazardous Materials generated by the Target Companies have been transported to, sent, placed or disposed of in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Target Companies pursuant to applicable Environmental Laws.

(v) To the Knowledge of the Target, there is no investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company pending or threatened in writing that could lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities.

(vi) To the Knowledge of the Target, no Target Company has disposed of or released any Hazardous Material at, on or under any facility currently or formerly owned or operated by any of the Target Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Target Companies for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under any Environmental Laws.

(vii) The Target has made available to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Target Companies with respect to compliance or liabilities under Environmental Law.

(u) Transactions with Related Persons. Except as set forth on Section 3.3(u) of the Target Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Target Benefit Plans made in the ordinary course of business consistent with past practice, no Target Company is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that in each case of the foregoing, excluding any transaction or Contract between or among the Target’s Subsidiaries or between or among the Target and any of its Subsidiaries. To the Knowledge of the Target, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the equity interests of any Target Company as set forth on Section 3.3(c)(i) of the Target Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies).

(v) Insurance.

(i) Section 3.3(v)(i) of the Target Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date hereof, all premiums due and payable under all such insurance policies have been paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid and binding, and is enforceable and in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation or termination, any change other than in the ordinary course of business in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(ii) Section 3.3(v)(ii) of the Target Disclosure Letter identifies each individual insurance claim in excess of $500,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Target, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.

(w) Top Customers and Suppliers.

(i) Section 3.3(w)(i) of the Target Disclosure Letter lists as of the date of this Agreement, by aggregate dollar value of the Target Companies business’ transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on March 31, 2025 and (ii) the twelve (12) months ended on March 31, 2024, the three (3) largest customers of the Target Companies, taken as a whole (the “Top Customers”). To the Knowledge of the Target, as of the date hereof, no such Top Customer has provided written notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Contract to which it is a party with such Top Customer. To the Knowledge of the Target, as of the date hereof, no Top Customer has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract as a result of or arising out of the COVID-19 pandemic.

(ii) Section 3.3(w)(ii) of the Target Disclosure Letter lists as of the date of this Agreement, by aggregate dollar value of the Target Companies’ business’ transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on March 31, 2025 and (ii) the twelve (12) months ended on March 31, 2024, the ten (10) largest suppliers or manufacturers of goods or services to the Target Companies, taken as a whole (the “Top Suppliers”). To the Knowledge of the Target, as of the date hereof, no such Top Supplier has provided written notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Contract to which it is a party with such Top Supplier. To the Knowledge of the Target, as of the date hereof, no Top Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract as a result of or arising out of the COVID-19 pandemic.

(iii) Except as set forth on Section 3.3(w)(i) of the Target Disclosure Letter and Section 3.3(w)(ii) of the Target Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

(x) Certain Business Practices.

(i) To the Target’s Knowledge, no Target Company, nor any of their respective Representatives acting on their behalf has offered, given, paid, promised to pay, or authorized the payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; or (iii) a candidate for foreign or domestic political office, in any such case under circumstances where such Target Company or Representative thereof knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office (in each case in violation of any Anti-Bribery Law). To the Target’s Knowledge, no Target Company nor any Representative of any Target Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law or Anti-Money Laundering Law. To the Target’s Knowledge, no Target Company nor any Representative of any Target Company has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law or Anti-Money Laundering Law. To the Target’s Knowledge, there are no actions, conditions, or circumstances that would reasonably be expected to give rise to any future Actions against the Target related to any actual or alleged violation of any Anti-Bribery Law or Anti-Money Laundering Law. Each of the Target Companies has conducted operations in material compliance with all applicable financial recordkeeping and reporting requirements of the Anti-Bribery Laws and Anti-Money Laundering Laws.

(ii) The operations of each Target Company are and since April 24, 2019 have been conducted at all times in compliance with economic sanctions, export controls, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Target, threatened.

(iii) No Target Company nor, any of their respective directors, officers or, to the Knowledge of the Target, any other Representative acting on behalf of a Target Company, is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List) (ii) otherwise the subject or target of any U.S. sanctions administered by the U.S. government, (iii) located, organized, or resident in a Sanctioned Jurisdiction; or (iv) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more or otherwise controlled by any of the foregoing.

(iv) The Target Companies have since April 24, 2019 maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions and export controls administered and maintained by the U.S. government.

(v) No Target Company has since April 24, 2019, directly or indirectly, knowingly used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

(y) Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

(z) Finders and Brokers. Except as reflected on Section 3.3(z) of the Target Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

(aa) No General Solicitation. Neither the Target nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Target nor any person acting on the Target’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Target for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Target nor any person acting on the Target’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

(bb) Disqualification Events. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Target, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(cc) No Additional Representations or Warranties. Except as provided in this Section 3.3, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser or its Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser or its Affiliates or any other Person.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and, if permitted pursuant to the terms thereof, the Registration Rights Agreement and shall have the rights and obligations of the Purchaser under this Agreement and the Registration Rights Agreement, if a party thereto.

(b) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that the Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Securities to the pledgees or secured parties; provided, however, that, as a prerequisite to such pledge, the Purchaser shall (x) provide notice to the Company of such pledge or transfer at least five (5) Business Days prior thereto and (y) cause to be delivered to the Company customary legal opinions of legal counsel of the pledgee, secured party and pledgor as shall be reasonably requested by the Company in connection therewith. Thereafter, at the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling securityholders thereunder.

(c) Certificates (or reasonable evidence of issuance by book entry, as applicable) evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 or (iii) as otherwise provided in the Certificate of Designation. The Company shall use commercially reasonable efforts to cause its counsel to issue a legal opinion to the Transfer Agent or the Purchaser promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder or if requested by the Purchaser, respectively, in each case, if the proposed sale is to be made pursuant to an effective registration statement or subject to an exemption from registration under the federal securities laws. If all or any shares of Preferred Stock are converted or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), or if the Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or as provided in the Certificate of Designation or Warrants, then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate (or reasonable evidence of issuance by book entry, as applicable) representing Underlying Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to the Purchaser a certificate (or reasonable evidence of issuance by book entry, as applicable) representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by the Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate (or reasonable evidence of issuance by book entry, as applicable) representing Underlying Shares, as applicable, issued with a restrictive legend.

(d) The Purchaser agrees with the Company that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates (or reasonable evidence of issuance by book entry, as applicable) representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3 Furnishing of Information; Public Information. Until the time that the Purchaser does not own any Securities, the Company shall use commercially reasonable efforts to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.4 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.5 Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of the Purchaser in order to exercise the Warrants or convert its Preferred Stock. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert its Preferred Stock. No additional legal opinion, other information or instructions shall be required of the Purchaser to exercise its Warrants or convert its Preferred Stock. The Company shall honor exercises of the Purchaser’s Warrants and conversions of the Purchaser’s Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6 Securities Laws Disclosure; Publicity. Neither the Company nor the Target shall publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), except (a) as required by federal securities law or requested by the staff of the Commission in connection with (i) any filings in connection with the Business Combination, (ii) any registration statement contemplated by the Registration Rights Agreement and (iii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).

4.7 Stockholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that exclusively as a result of the transactions contemplated by this Agreement the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents.

4.8 Non-Public Information. The Company and the Target covenant and agree that neither they, nor any other Person acting on their behalf will provide the Purchaser or its agents or counsel with any information that constitutes, or the Company and the Target reasonably believe constitutes, material non-public information, unless prior thereto the Purchaser shall have consented to the receipt of such information and agreed with the Company and the Target to keep such information confidential. To the extent that the Company, the Target or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to the Purchaser without the Purchaser’s consent, the Company and the Target hereby covenant and agree that the Purchaser shall not have any duty of trust or confidentiality to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates not to trade while aware of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or the Target, the Company shall if reasonably practicable simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company and the Target understand and confirm that the Purchaser shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

4.9 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate and working capital purposes, in the Company’s exclusive discretion.

4.10 Indemnification.

(a) Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Purchaser Party harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

(b) Subject to the provisions of this Section 4.10, the Target will indemnify and hold each Purchaser Party, harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations and warranties of the Target Companies found exclusively in Section 3.3, covenants or agreements made by the Target in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

(c) Subject to the provisions of this Section 4.10, the Purchaser will, severally and not jointly, indemnify and hold (i) each Company Party and (ii) each Target Party, harmless from any and all Losses that any such Company party or Target Party (as applicable) may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Company Party’s or Target Party’s (as applicable) representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Company Party or Target Party may have with any such stockholder or any violations by such Company Party or Target Party (as applicable) of state or federal securities laws or any conduct by such Company Party or Target Party (as applicable) which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

(d) If any Action or Proceeding shall be brought against any Person in respect of which indemnity may be sought pursuant to this Agreement, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing, but the omission to notify such Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party under this Section 4.10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such Action or Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such Action or Proceeding there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

4.11 Reservation and Listing of Securities.

(a) Commencing on the Closing Date, the Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents; provided, however, that the Company shall not be required to reserve shares in excess of the maximum number of shares of Common Stock that may then be legally issued pursuant to the Transaction Documents, after giving effect to any applicable beneficial ownership limitations, exchange caps (including the 9.99% rule, if applicable), or other binding conversion or exercise restrictions set forth therein.

(b) If, on any date following the Closing Date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 100% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents. The Company’s obligation under this Section shall be limited to using commercially reasonable efforts to seek such approval, and failure to obtain such approval shall not constitute an event of default under any Transaction Document, shall not trigger any automatic acceleration, mandatory redemption, penalty pricing adjustment, or similar remedy, and shall not impose any liability on the Company or its directors.

(c) The Company shall, as applicable: (i) promptly after the Closing Date and in connection with the registration with the Commission of the Underlying Shares, in the manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps reasonably necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as practicable thereafter and to provide to the Purchaser evidence of such listing or quotation and (iii) use commercially reasonable efforts to maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.12 Certain Transactions and Confidentiality. The Purchaser covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at the Cleanse Time. The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company (the “Cleanse Time”), the Purchaser will maintain the confidentiality of the existence and terms of this transaction. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that, (i) the Purchaser does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the Cleanse Time and (ii) the Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the Cleanse Time. Notwithstanding the foregoing, if the Purchaser is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.13 Blue Sky Filings. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States.

4.14 No-short Covenant.

(a) From the date hereof until the date that is twelve (12) months following the Closing Date (the “Restricted Period”), neither the Purchaser nor any of its Controlled Affiliates, nor any Person acting on its or their behalf or pursuant to any understanding with any of the foregoing, shall, directly or indirectly, engage in any transaction that establishes or increases a Net Short Position with respect to the Company’s Common Stock, including through Short Sales, derivatives, swaps or other synthetic arrangements (whether settled in cash or by delivery) designed to, or that reasonably could be expected to, provide a short economic exposure to the Common Stock.

(b) For the avoidance of doubt, (i) nothing in this Section 4.14 prohibit (A) bona fide market-neutral or delta-neutral hedging transactions that do not establish or increase a Net Short Position or (B) customary prime brokerage pledges that do not involve sales or short positions; and (ii) compliance with this Section 4.14 shall be measured on a consolidated basis across the Purchaser and its Controlled Affiliates.

4.15 Exempt Issuance Carve-Outs; Conforming Amendments to Certificate of Designation and Warrants.

(a) For purposes of the conversion price and exercise price “Dilutive Issuance” provisions in the Certificate of Designation and the Warrants, “Exempt Issuance” shall mean any issuance of Common Stock or Common Stock options or equivalents by the Company after Closing that falls within one or more of the following categories: (i) issuances pursuant to employee, director or consultant equity incentive plans approved by the Board of Directors (including inducement grants), and issuances upon exercise, vesting, conversion or settlement of any such awards; (ii) issuances to strategic or commercial partners, suppliers or customers as bona fide consideration in connection with commercial collaborations, joint development, licensing, distribution, supply or similar strategic transactions; (iii) issuances to governmental, multilateral or development finance institutions (including export credit agencies) in connection with government-backed or development finance programs; (iv) equity issued at the project or joint venture level (including to project partners or JV participants) in connection with bona fide project financing, formation or restructuring transactions, provided that (a) such issuances are made directly to a strategic partner in connection with a written agreement pursuant to which the equity recipient is obligated to provide material services, resources, or funding directly to or for the benefit of the applicable project or joint venture, (b) such issuances are not made for the primary purpose of raising general working capital or investment funds for the Company, and (c) the primary economic benefit of such issuances accrue at the project or joint venture level rather than at the corporate level; (v) issuances in connection with debt financings, equipment financings or capital leases, including equity “kickers” thereunder that are not priced below the then-current Conversion Price or Exercise Price, provided that such issuances shall remain subject to the consent requirements set forth in Section 4(c) of the Certificate of Designation; (vi) issuances in connection with acquisition earn-outs; and (vii) any issuance approved in writing by the Required Holders under the Certificate of Designation and the comparable “Required Holders” (or equivalent) under the Warrants. For the avoidance of doubt, issuances pursuant to at-the-market programs are not Exempt Issuances and shall be treated as Dilutive Issuances as set forth in Section 4.15(b) of this Agreement, and, accordingly, any such issuance shall remain subject to the anti-dilution adjustment provisions set forth in the Certificate of Designation and the Warrant, including the VWAP-based Exercise Price reset mechanism described therein.

(b) The Company shall ensure, as a condition to Closing, that the Certificate of Designation and the Warrants are revised to (x) include the Exempt Issuance definition above, (y) preserve the $500,000 aggregate consideration threshold for triggering any “Dilutive Issuance” reset by excluding Exempt Issuances from such threshold, and (z) retain the Floor Price construct already reflected in the Transaction Documents. For the avoidance of doubt, nothing in this Section 4.15 modifies any of the price-based reset mechanics other than to exclude Exempt Issuances from “Dilutive Issuance” triggers.

4.16 Beneficial Ownership Limitation; Company-Side Notice.

(a) The parties acknowledge that the Certificate of Designation and the Warrants will include a Beneficial Ownership Limitation that is holder-elected and adjustable, with any increase in such limitation becoming effective only after 61 days’ prior notice from the applicable holder.

(b) If any conversion or exercise would result in such holder’s beneficial ownership (together with its Affiliates and attribution parties under Section 13(d) of the Exchange Act) exceeding 9.9% of the then-outstanding Common Stock (on a post-issuance basis), the holder shall provide the Company with at least two (2) Trading Days’ advance written notice of such conversion or exercise (which notice shall not limit or delay the holder’s right to convert or exercise after such two (2) Trading Day period).

4.17 Governance Confirmation. Neither this Agreement nor any other Transaction Document confers upon the Purchaser any contractual right to designate or appoint any member of the Board of Directors or any board observer. Voting rights of the Securities are limited to voting on an as-converted basis as set forth in the Certificate of Designation, and the protective provisions applicable to the Preferred Stock are limited to customary class protections set forth in the Certificate of Designation (including amendments adverse to such class, the issuance of senior or pari passu securities, and the payment of junior dividends or redemptions prior to satisfaction of obligations to the Preferred).

4.18 No Group Status Solely by Agreement. The parties agree that the Purchaser’s execution and performance of this Agreement and the other Transaction Documents, and any substantially similar agreements executed by other purchasers, do not by themselves constitute the Purchaser and any other purchaser as a “group” within the meaning of Section 13(d) of the Exchange Act.

4.19 Short Selling Restriction. Each Purchaser agrees that, from the Closing Date until the date that is twelve (12) months thereafter, neither it nor any of its Affiliates shall, directly or indirectly, establish or maintain any New Short Position in the Common Stock; provided that bona fide market-neutral hedging activities that do not result in a net directional short exposure shall be permitted.

4.20 Capital Raising Permitted. Notwithstanding anything to the contrary in the Transaction Documents, the Company shall have the unrestricted right, without any consent of any Purchaser, to issue any equity in connection with any follow-on public or private offering, subordinated or junior debt (but not, for the avoidance of doubt, senior secured or senior unsecured Indebtedness), or equity-linked securities, and the provisions of this Agreement and the other Transaction Documents shall not operate to restrict or prohibit any such issuance, it being understood that any applicable anti-dilution adjustments shall be purely economic in nature.

ARTICLE 5

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect hereof, upon the earlier to occur of (a) the mutual written agreement of the parties hereto to terminate this Agreement, or (b) the termination (for any reason) of the Business Combination Agreement by any party to the same. Additionally, (i) the Company may terminate this Agreement with respect to the Purchaser if any of the conditions set forth in Section 2.3(a) applicable to the Purchaser shall have become incapable of fulfillment, and shall not have been waived by the Company; and (ii) the Purchaser may terminate this Agreement if (X) any of the conditions set forth in Section 2.3(b) shall have become incapable of fulfillment, and shall not have been waived by the Purchaser or (Y) the Closing shall not have occurred on or prior to the date on which the Target is permitted to terminate the Business Combination Agreement pursuant to Section 8.01(d) of the Business Combination Agreement. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such intentional breach; provided, that in the event that the Business Combination Agreement is ever terminated by the Company and/or the Target for any reason, the Purchaser hereby agrees not to indirectly assert a claim against the Target by funding the Company or any other party to assert any such claim.

5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by a Purchaser), stamp taxes and other Taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company, the Target and the Purchaser or, in the case of a waiver, by the Company, the Target or the Purchaser, as the case may be, dependent on the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Target may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other and the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

5.8 No Third-Party Beneficiaries. The Placement Agents shall be the third-party beneficiaries of the representations and warranties of the Purchasers set forth in Sections 3.2(v), (w) and (x) of this Agreement. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (other than the Certificate of Designation) (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, other than the Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the parties under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10 Survival. The representations and warranties contained in Section 3.1, Section 3.2 and Section 3.3 herein shall survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of (x) a rescission of a conversion of the Purchaser’s Preferred Stock, the Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or (y) a recission of an exercise of a Warrant, the Purchaser shall be required to return any shares of Common Stock subject to any exercise notice concurrently with the return to the Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of the Purchaser’s right to acquire such shares pursuant to the Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate. For the avoidance of doubt, Section 4.10 shall be the exclusive remedy for any Losses resulting from a breach of any of the representations and warranties contained in ARTICLE 3 of this Agreement, in each case exclusively to the extent such Losses arise during the survival period of such representations and warranties pursuant to the terms of this Agreement.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by the Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Purchaser with respect to Indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Purchaser to the unpaid principal balance of any such Indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchaser’s election.

5.18 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.

5.21 Trust Account Waiver. The Purchaser hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated December 9, 2021 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public shareholders and certain other parties. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser on behalf of itself and each of its affiliates and subsidiaries, and each of its and their employees, agents, representatives and any other person or entity acting on its and their behalf hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Agreement; provided, however, that nothing in this Section 5.21 shall be deemed to limit the Purchaser’s right to distributions from the Trust Account in accordance with the Company’s memorandum and articles of association in respect of any redemptions by the Purchaser in respect of shares of Common Stock acquired by any means other than pursuant to this Agreement.

5.22 Conforming Amendments; Precedence. In the event of any conflict between the terms of this Agreement and any of Exhibits A, C or D as in effect at Closing, the terms of this Agreement shall control as among the parties hereto and the Company shall promptly amend such exhibit(s) to eliminate such conflict.

5.23 NO LIABILITY UPON GOOD FAITH TERMINATION. OTHER THAN WITH RESPECT TO ANY LIABILITIES ARISING PURSUANT TO SECTION 4.10 AND/OR SECTION 5.2 ABOVE, NONE OF THE COMPANY, TARGET, ANY OF THEIR AFFILIATES, OR ANY OTHER PARTY TO THE BUSINESS COMBINATION AGREEMENT, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EQUITYHOLDERS, MANAGERS, MEMBERS, ADVISORS OR LEGAL COUNSEL SHALL HAVE ANY LIABILITY (INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF POTENTIAL LOST PROFITS AND OPPORTUNITIES) TO THE PURCHASER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT AS A RESULT OF THE GOOD FAITH TERMINATION OF THE BUSINESS COMBINATION AGREEMENT BECAUSE OF A FAILURE OF A CLOSING CONDITION TO BE MET (SOLELY TO THE EXTENT SUCH FAILURE IS OUTSIDE OF THE CONTROL OF THE TARGET OR THE COMPANY, BUT REGARDLESS OF WHETHER THE BUSINESS COMBINATION AGREEMENT IS TERMINATED BY THE COMPANY OR TARGET).

5.24 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ATHENA TECHNOLOGY ACQUISITION CORP. II	Address for Notice:

Athena Technology Acquisition Corp. II
442 5th Avenue
New York, New York 10018
By:
Name:
Title:
With a copy to (which shall not constitute notice):
Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR TARGET FOLLOWS]

[COMPANY SIGNATURE PAGE TO SPA]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ACE GREEN RECYCLING, INC.	Address for Notice:
1001 West Loop South
By:	Ste. 635 Houston, Texas 77027
Name:
Title:

With a copy to (which shall not constitute notice):
Nishchay Chadha

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser: ______________________________

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:

Shares of Preferred Stock:

Warrant Shares:

Shares of Common Stock:

EIN Number:

[PURCHASER SIGNATURE PAGE TO SPA]

Annex A

ELIGIBILITY REPRESENTATIONS OF PURCHASER

This Annex A should be completed and signed by Purchaser
and constitutes a part of the Securities Purchase Agreement.

1.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Purchaser is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

2.	AFFILIATE STATUS (Please check the applicable box)

PURCHASER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Purchaser has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Purchaser and under which Purchaser accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐	Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐	Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐	Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests: ]

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐	Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

This page should be completed by Purchaser and constitutes a part of the Securities Purchase Agreement